Filed Pursuant to Rule 433

Registration Statement No. 333-232933

February 19, 2021

Global Payments Inc.

$1,100,000,000 1.200% Senior Notes Due 2026

Pricing Term Sheet

Issuer:	Global Payments Inc.

Principal Amount:	$1,100,000,000

Maturity Date:	March 1, 2026

Interest Payment Dates:	March 1 and September 1 of each year, beginning September 1, 2021

Benchmark Treasury:	0.375% UST due January 31, 2026

Benchmark Treasury Price / Yield:	98-303⁄4 / 0.589%

Spread to Benchmark Treasury:	T+63 bps

Yield to Maturity:	1.219%

Coupon:	1.200%

Price to Public:	99.908% of the principal amount

Optional Redemption:

At any time prior to February 1, 2026 make-whole call as set forth in the preliminary prospectus supplement (T+10 bps).

At any time on or after February 1, 2026, at 100% of the principal amount plus accrued and unpaid interest thereon to, but excluding, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.

Net Proceeds (before expenses):	$1,092,388,000

Format:	SEC Registered

Trade Date:	February 19, 2021

Settlement Date (T+5):	February 26, 2021

Joint Book-Running Managers:

BofA Securities, Inc.

J.P. Morgan Securities LLC

Barclays Capital Inc.

Capital One Securities, Inc.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Truist Securities, Inc.

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Senior Co-Manager:	Fifth Third Securities, Inc.

Co-Managers:

U.S. Bancorp Investments, Inc.

BMO Capital Markets Corp.

HSBC Securities (USA) Inc.

Regions Securities LLC

CIBC World Markets Corp.

Mizuho Securities USA LLC

Synovus Securities, Inc.

Citizens Capital Markets, Inc.

Scotia Capital (USA) Inc.

CUSIP / ISIN:	37940X AE2 / US37940XAE22

The Issuer has filed a Registration Statement (including a prospectus) (File No. 333-232933) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement for the offering to which this communication relates and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by contacting: BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department (email: dg.prospectus_requests@bofa.com; telephone number: 1-800-294-1322); or J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor (telephone number: (212) 834-4533). You are advised to obtain a copy of the prospectus and related prospectus supplement for the offering to which this communication relates and to carefully review the information contained or incorporated by reference therein before making any investment decision.

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